EXHIBIT 16.1


                 LETTER FROM STARK WINTER SCHENKEIN & CO., LLP

                                       SWS
                           STARK * WINTER * SCHENKEIN





May 6, 2002


Securities & Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re:  Rimpac Resources Ltd.


Gentlemen:

Pursuant to the request of the above referenced Company, we affirm that:

(1) We hae read the Company's response to Item 4 of Form 8-K dated April 30, 2002; and
(2) We agree with the response.


Very Truly Yours,



/s/ Stark Winter Schenkein & Co., LLP

Stark Winter Schenkein & Co., LLP














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